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                        MID-PLAINS, INC.              EXHIBIT 3.01

                             RESTATED
                    ARTICLES OF INCORPORATION
                                OF
                    MID-PLAINS TELEPHONE, INC.

     ARTICLE I.  The undersigned has executed these Restated
Articles of Incorporation for the purpose of forming a for-profit corporation to engage in any lawful act authorized by Chapter 180, Wisconsin Statutes.

     ARTICLE II. The name of said corporation shall be Mid-Plains, Inc.

     ARTICLE III.  The corporation shall be authorized to issue
25,000,000 shares of no par value common stock.

     ARTICLE IV. The Board of Directors of the corporation shall consist of such number of directors, not less than 5 nor more than 13, as shall, from time to time, be fixed by the Board of Directors. The Board of Directors shall be divided into three classes as nearly equal in number as may be, with the term of office of one class expiring each year. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Only shareholders shall be eligible to be elected as a director.

     ARTICLE V. Any unissued capital stock may be issued and disposed of to such persons and upon such terms as the Board of Directors may determine, and no shareholder of the corporation shall have any pre-emptive right in or right to subscribe for any shares of stock issued by this corporation.

     ARTICLE VI. The registered office of the corporation is 1912 Parmenter Street, Middleton, Wisconsin 53562-3139.

     ARTICLE VII. The name of the registered agent of the above registered office is Fredrick E. Urben, Secretary of the corporation.

     The foregoing Restated Articles of Incorporation for Mid-Plains, Inc. supersede and take the place of the existing Articles of Incorporation and any amendments thereto. Furthermore, the undersigned, the duly appointed acting Secretary of Mid-Plains, Inc., does hereby certify that the foregoing Restated Articles of Incorporation for Mid-Plains, Inc. is a true and accurate portrayal of the Restated Articles of Incorporation for Mid-Plains Telephone,
Inc. adopted by the shareholders of Mid-Plains Telephone, Inc.
pursuant to sec. 180.1007, Wisconsin Statutes.

                         Fredrick E. Urben
                         Fredrick E. Urben, Secretary
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